Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Wix.com Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value NIS 0.01	Other	572,541	$61.12	$34,993,705.92	0.0000927	$3,243.92
Total Offering Amounts					$34,993,705.92		$3,243.92
Total Fee Offsets							—
Net Fee Due							$3,243.92

(1)
This Registration Statement on Form S-8 covers (i) 572,541 ordinary shares that may be issued under the Wix.com Ltd. Amended and Restated 2013 Employee Stock Purchase Plan (the “2013 ESPP”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended, an indeterminate number of additional shares that may become issuable under the terms of the 2013 ESPP by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding ordinary shares of the Registrant.

(2)
Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) on the basis of the average of the high and low prices ($64.43 and $57.81) of the Registrant’s ordinary shares as quoted on the Nasdaq Global Select Market on May 11, 2022.